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                                                                    EXHIBIT 99
[WEBSENSE LOGO]

IR CONTACT:    Kate Patterson         MEDIA CONTACT:  Erin Patrick
               Websense Inc.                          Websense Inc.
               (858) 320-8072                         (858) 320-9274

   KPATTERSON@WEBSENSE.COM                EPATRICK@WEBSENSE.COM


N E W S   R E L E A S E

WEBSENSE ANNOUNCES PRELIMINARY FIRST QUARTER 2003 RESULTS

      SAN DIEGO, April 3, 2003 - Websense Inc. (NASDAQ: WBSN), the world's leading provider of employee Internet management (EIM) software, today announced preliminary results for the first quarter ended March 31, 2003. Final results will be released after the market close on April 22, 2003.

      Revenue for the quarter is expected to be between $18.4 million and $18.5 million, an increase of approximately 40 percent from the first quarter of 2002. Net income is expected to be in the range of $3.4 to $3.8 million, or between $0.15 and $0.17 per diluted share, and will reflect an effective tax rate of 40 percent.

      The company expects billings, which represent the amount of subscription contracts booked and invoiced to customers during the quarter, to be approximately $18.7 million.

      "While we believe that fundamental demand for our products remains strong, the threat and outbreak of hostilities in the Middle East, as well as continued economic recession in many parts of the world, adversely impacted our billings performance in the quarter," said John Carrington, Websense chairman and chief executive officer.

      Billings are initially recorded to deferred revenue on the balance sheet, and are then recognized as revenue on the income statement ratably over the length of the contract. The difference between billings and revenue in any given reporting period is reflected as

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WEBSENSE INC.
Q1 2003 PRELIMINARY RESULTS (PAGE 2)

the change in the deferred revenue balance. For the first quarter of 2003, total deferred revenue is expected to be approximately $65 million, which reflects an increase of between $200,000 and $300,000 when compared to the fourth quarter of 2002.

      "Even with the current unsettled geo-political situation, the predictable nature of our subscription model resulted in continued strong revenue growth and excellent expense management for the quarter, and we expect to post record operating margin. We also continued to strengthen our balance sheet with anticipated cash and investments of more than $150 million and no debt," added Carrington.

SHARE REPURCHASE PROGRAM

      In a separate release, the company also announced that its Board of Directors has authorized the repurchase of up to 2 million shares of the company's common stock. The repurchases will be made from time to time on the open market at prevailing market prices, or in privately negotiated transactions.

CONFERENCE CALL INFORMATION

      Management will host a conference call and Webcast to discuss this announcement today at 1:30 p.m. Pacific Time. To participate in the conference call, investors may dial (800) 289-0496 at least 10 minutes prior to the scheduled start of the call, or listen to a live broadcast over the Internet at http://www.websense.com/investors. An archive of the Webcast will be available on the company's Web site through April 21, 2003, and an audio-only replay of the call will be available for one week afterward at (888) 203-1112 or (719) 457-0820, passcode 484288. Websense plans to announce its final first quarter financial results on April 22, 2003, at which time additional

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WEBSENSE INC.
Q1 2003 PRELIMINARY RESULTS (PAGE 3)

commentary will be provided.

NON-GAAP FINANCIAL MEASURES

      This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company's sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods.

ABOUT WEBSENSE INC.

      Websense Inc. (Nasdaq: WBSN) is the world's leading provider of employee Internet management solutions. Websense Enterprise software enables organizations to manage how employees use their computing resources, including Internet access, desktop applications and network bandwidth. This helps improve productivity and security, conserve network resources, and mitigate legal liability. Websense serves more than 18,100 customers worldwide, including many of the world's largest corporations. For more information, visit www.websense.com.

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This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense's results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates" and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company's services, products and fee structures; the success of Websense's brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company's products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense's public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).


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Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.